SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Connors Funds

Address of Principal Business Office:

1210 Broadcasting Road, Suite 200

Wyomissing, Pennsylvania 19610

Telephone: (610) 376-7418

Agent for Service of Process:

Peter Connors, Trustee

Connors Funds

1210 Broadcasting Road, Suite 200

Wyomissing, Pennsylvania 19610

With Copies to:

Jeffrey T. Skinner, Esq.

Kilpatrick Townsend & Stockton LLP

1001 West Fourth Street

Winston-Salem, NC 27101

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO /  /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Wyomissing and in the State of Pennsylvania on the 21st day of September, 2021.

[SEAL]		Signature:	Connors FUNDS

			By:	/s/ Peter Connors
Peter Connors, Initial Trustee

Attest:	/s/ Wesley T. Bonn
Wesley T. Bonn, Witness